Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2008 with respect to the consolidated financial statements of Corrpro Companies, Inc. and subsidiaries as of March 31, 2008 and 2007 and for the three year period ending March 31, 2008 which is incorporated by reference in this Current Report on Form 8-K/A (Amendment No. 1) of Insituform Technologies, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of Insituform Technologies, Inc. on Form S-8 (File Nos. 333-66714, 333-66712, 333-64688, 333-64690, 33-63953, 333-134244, 333-134251, 333-134252, 333-142527, 333-154711 and 333-159971).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

June 16, 2009